UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2014, the shareholders of Digimarc Corporation (the “Company”) approved the amended Digimarc Corporation 2008 Incentive Plan (the “Amended Plan”) at the Company’s 2014 Annual Meeting of Shareholders described under Item 5.07 below. The Company’s board of directors (the “Board”) had amended the Amended Plan, upon recommendation by the Company’s Compensation Committee (the “Committee”), subject to shareholder approval at the Annual Meeting, to increase the number of shares of Digimarc common stock reserved for issuance under the Amended Plan by 1,000,000 shares, from 2,500,000 to 3,500,000. This amendment was the sole amendment included in the Amended Plan.

The following is a brief description of the terms and conditions of the Amended Plan. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Plan, which was attached as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 21, 2014, and is incorporated herein by reference. In addition, a more detailed summary of the Amended Plan can be found on pages 11-17 of the Definitive Proxy Statement, which description is incorporated herein by reference.

The purpose of the Amended Plan is to enhance the Company’s long-term shareholder value by offering opportunities to selected individuals to participate in its growth and success, enabling it to attract and retain the services of well-qualified individuals. Employees, non-employee directors, consultants, agents, advisors and independent contractors of the Company and of the Company’s related companies are eligible to receive awards under the Amended Plan. At December 31, 2013, approximately 145 employees and four non-employee directors were eligible to participate in the Amended Plan.

The Amended Plan authorizes the issuance of up to 3,500,000 shares of common stock, which consists of authorized and unissued shares. Shares may be issued under the Amended Plan pursuant to awards of stock options, stock appreciation rights, stock awards, restricted stock and stock units, performance shares and units and other stock- or cash-based awards. The Committee administers the Amended Plan, which includes determining the types and amounts of awards, and to whom awards will be granted. The Committee may grant awards under the Amended Plan that are subject to the attainment of performance goals relating to one or a combination of business criteria for purposes of qualifying the awards under Section 162(m) of the Internal Revenue Code of 1986, as amended.

In general, awards granted under the Amended Plan will become fully vested and no longer subject to forfeiture on a change in control of the Company. The Amended Plan will terminate on July 31, 2018, unless terminated earlier by the Board of Directors or the Compensation Committee.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) The Company held its Annual Meeting of Shareholders on April 30, 2014 (the “Annual Meeting”).

(b) At the Annual Meeting, 7,171,711 shares were represented to vote either in person or by proxy, or 95.77% of the outstanding shares, which represented a quorum. The final results of voting for each matter submitted to a vote of shareholders at the Annual Meeting are as follows:

Proposal 1: Election of Directors.

Bruce Davis, William J. Miller, James T. Richardson, Peter W. Smith and Bernard Whitney were elected as directors for a term of one year. The voting for each director was as follows:

	For	Withheld	Broker Non- votes
Bruce Davis	3,732,567	81,422	3,357,722
William J. Miller	3,671,043	142,946	3,357,722
James T. Richardson	3,704,530	109,459	3,357,722
Peter W. Smith	3,719,764	94,225	3,357,722
Bernard Whitney	3,680,862	133,127	3,357,722

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

KPMG LLP was ratified as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 with 7,108,049 votes in favor, 40,212 votes against and 23,450 abstentions.

Proposal 3: Advisory Vote to Approve Executive Compensation.

The compensation paid to the Company’s executive officers, as disclosed pursuant to Item 402 of Regulation S-K, was approved with 3,191,964 in favor, 562,687 votes against, 59,338 abstentions and 3,357,722 broker non-votes.

Proposal 4: Approval of the Digimarc Corporation 2008 Incentive Plan, As Amended.

The amendment to increase the number of shares subject to the Digimarc Corporation 2008 Incentive Plan was approved with 2,835,923 votes in favor, 942,102 votes against, 35,964 abstentions and 3,357,722 broker non-votes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2014

	By:	/s/ Robert P. Chamness
Robert P. Chamness
Chief Legal Officer and Secretary